Exhibit 99.1

PB Bancorp, Inc.

News Release

July 6, 2017

FOR IMMEDIATE RELEASE

Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.

Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – July 5, 2017 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.04 per share. The dividend will be payable to all stockholders of record as of July 19, 2017, and is scheduled to be paid on August 2, 2017.

"We are pleased to announce this latest dividend payment for the Holding Company" said Mr. Borner. “We believe that providing a return to our stockholders is an important part of being a community bank.  We look forward to continuing to build our brand of community banking, a journey we embarked upon 155 years ago, and serving our mission of enhancing the quality of life in the communities we serve”.

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.

-END-